CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in this Registration Statement on Form S-6 (File No. 333-47940) of our report, dated March 5, 1999 relating to the financial statements of Columbus Life Insurance Company as of December 31, 1998 and for the year then ended, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/  PricewaterhouseCoopers LLP
Cincinnati, Ohio
February 7, 2001